                                                                    EXHIBIT 11.1

                    UNITED DENTAL CARE, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)




                                                                            For Year Ended December 31,
                                                                        ------------------------------------
                                                                         1995          1996           1997
                                                                        -------       -------      ---------
I. Reported net earnings
   Net income (loss) before extraordinary charge .................      $ 3,731       $ 7,557       $ (2,847)
   Extraordinary charge, net of tax ..............................         (142)           --             --
                                                                        -------       -------      ---------
     Net income (loss) ...........................................      $ 3,589       $ 7,557       $ (2,847)
                                                                        =======       =======      =========

II. Basic earnings per share
    A. Shares outstanding
       Weighted average number of shares outstanding during the
         period ..................................................        5,051         7,256          8,935
                                                                        =======       =======      =========

    B. Computation of net earnings (loss) per share
         Net income (loss) before extraordinary charge ...........      $  0.74       $  1.04        $ (0.32)
         Extraordinary charge, net of tax ........................        (0.03)           --             --
                                                                        -------       -------      ---------
           Net income (loss) .....................................      $  0.71       $  1.04        $ (0.32)
                                                                        =======       =======      =========

III. Diluted earnings per share (see NOTE below)
     A. Shares outstanding
        Weighted average number of shares outstanding during the
          period .................................................        5,051         7,256          8,935
        Shares potentially issuable upon the assumed exercise
          of stock options and conversion of warrants, net of
          assumed repurchase using the Treasury Stock method .....          398           287             --
                                                                        -------       -------      ---------
          Total common shares and common equivalent shares .......        5,449         7,543          8,935
                                                                        =======       =======      =========

     B. Computation of net earnings (loss) per share
          Net income (loss) before extraordinary charge ..........      $  0.68       $  1.00      $   (0.32)
          Extraordinary charge, net of tax .......................        (0.03)           --             --
                                                                        -------       -------      ---------
            Net income (loss) ....................................      $  0.66       $  1.00      $   (0.32)
                                                                        =======       =======      =========


NOTE: Shares potentially issuable upon exercise of stock options are not applicable for any period in which their inclusion would have the effect of decreasing the loss-per-share amount for such period. EPS amounts for components of net income (loss) may not improve the net income (loss) per share amounts presented due to rounding.